Exhibit 10.1

EXECUTION COPY

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

MASTER PRODUCT PURCHASE AGREEMENT

This Master Product Purchase Agreement (this “Agreement”) is made and entered into this 13th day of February, 2018 (the “Execution Date”), by and between Smart Sand, Inc. a Delaware corporation, or its designee, with a place of business at 1000 Floral Vale Boulevard, Suite 225, Yardley, Pennsylvania 19067 (“Smart Sand”) and Hess Corporation, a Delaware corporation, with a place of business at 1501 McKinney Street, Houston, Texas 77010 (“Buyer”).

RECITALS

A.    Whereas, Smart Sand mines, processes and sells certain industrial sand products; and

B.    Whereas, Smart Sand and Buyer desire to provide for the terms under which Smart Sand will sell such products to Buyer, based on firm quarterly and yearly commitments as more particularly described herein.

AGREEMENT

Now therefore, in consideration of the mutual covenants herein, the parties hereto agree as follows:

1.    Products, Forecasts and Quantity Commitments

1.1    Subject to the terms and conditions of this Agreement, during the Term (as defined in Section 7.1), Smart Sand agrees to sell and deliver to Buyer, and Buyer agrees to purchase and accept from Smart Sand, frac sand products based on the specifications (the “Specifications”) set forth in Appendix A attached hereto and incorporated by reference (each a “Product” and collectively, the “Products”), in the product mix specified in Appendix B attached hereto and incorporated by reference, and in quantities at least equal to the following minimum annual and quarterly tonnage requirements (the “Minimum Tons per Year” and “Minimum Tons per Quarter,” as applicable):

Contract Year	Minimum Tons per Year	Minimum Tons per Quarter
1	***	***
2	***	***
3	***	***
4	***	***

1.2    For purposes of this Agreement, a “Contract Year” shall mean each twelve-month period in which Buyer is required to satisfy its Minimum Tons per Year purchase obligations hereunder. Contract Year 1 shall commence on April 1, 2018 (subject to adjustment as set forth in Section 7.2(b)) (such date of commencement, the “Commencement Date”), and shall end at 11:59 p.m. on the day immediately preceding the one-year anniversary of the Commencement Date. All other Contract Years shall commence upon expiration of the immediately preceding Contract Year and shall end at 11:59 p.m. on the day immediately preceding the one-year anniversary of such commencement. For the avoidance of doubt, if the Commencement Date is April 1, 2018, then Contract Year 1 shall be April 1, 2018 through
March 31, 2019, Contract Year 2 shall be April 1, 2019 through March 31, 2020, and continuing in this manner until the end of the Term. Smart Sand shall provide written notice (the “Commencement Notice”) to Buyer on or before March 15, 2018 which indicates whether (A) that certain basin facility located in Van Hook, North Dakota (the “Van Hook Basin Facility”) is (or will be on or before April 1, 2018) operational, and (B) Smart Sand has (or will have on or before April 1, 2018) sufficient railcars available for the shipment of Products from its Oakdale facility to the Van Hook Basin Facility, as determined by Smart Sand in its sole discretion.

Buyer shall provide to Smart Sand a non-binding forecast for all Product requirements in each quarter at least thirty (30) days prior to the first day of the first month of the applicable quarter.

1.3    In no event will Smart Sand be required to provide to Buyer, in any given month during the Term, an aggregate amount exceeding *** tons of Products (the “Monthly Maximum”). Notwithstanding the foregoing, upon providing at least thirty (30) days prior written notice, Buyer may request that Smart Sand sell to Buyer an amount of Products in excess of the Monthly Maximum (the “Excess Tons”). Smart Sand is free to accept or reject Buyer’s request in its sole discretion and Smart Sand shall have no obligation to sell Excess Tons during any particular month unless such change is memorialized in a writing signed by Smart Sand. If Smart Sand agrees to sell Excess Tons during any particular month, such Excess Tons, and Smart Sand’s and Buyer’s respective obligations related thereto, shall be subject to the terms and conditions of this Agreement (including, without limitation, Section 4.2, Section 5 and Section 6).

1.4    So long as all Quarterly Prepayments have been (and continue to be) paid in full, Buyer may defer (to no later than the end of the Term) the purchase of up to *** tons of Products (“Deferred Tons”), and an amount equal to the product of the number of Deferred Tons multiplied by the then-applicable Contract Price shall be applied as a credit towards the purchase of such Deferred Tons in the future (such credit, the “Deferral Balance”). If Buyer purchases less than the Minimum Tons per Quarter (i.e. *** tons) in any given quarter, then, subject to the maximum amount of Deferred Tons set forth in the first sentence of this Section, the difference between the Minimum Tons per Quarter and the tons purchased during such quarter shall automatically become Deferred Tons, and the Deferral Balance shall increase by an amount equal to the product of such newly designated Deferred Tons multiplied by the then-applicable Contract Price. If Buyer purchases more than the Minimum Tons per Quarter in any given quarter when there are Deferred Tons outstanding, then (i) the outstanding Deferred Tons shall automatically decrease (on a first-in, first-out basis) by such excess amount of Products purchased (but in no event shall the Deferred Tons be decreased to below ***), and (ii) the outstanding Deferral Balance shall be reduced (on a first-in, first out-basis) by an amount equal to the product of the applicable Contract Price for the Products that are applied to decrease the Deferred Tons multiplied by such excess amount of Products purchased (but in no event shall the Deferral Balance be decreased to below $***). Notwithstanding the foregoing, after Buyer has purchased (and paid for in full) the Minimum Tons per Year in any given Contract Year, the portion of the Quarterly Prepayment that has not been used towards the purchase of Products during such Contract Year, if any (the “Unused Quarterly Prepayment”), shall be credited towards the payment of the Quarterly Prepayment in the first quarter of the immediately following Contract Year; provided, however, that if Buyer purchases in excess of the Minimum Tons per Year in the final Contract Year, any Unused Quarterly Prepayment shall be credited (i) first towards any amounts due or to become due to Smart Sand, and (ii) second, towards the Deferment Payment (as defined below), and any remaining Unused Quarterly Prepayment shall be refunded to Buyer by Smart Sand. Within *** after completion of the Term or earlier termination of this Agreement (the “Determination Date”), Buyer shall pay to Smart Sand (the “Deferment Payment”) an amount equal to the product of the outstanding Deferred Tons as of the Determination Date multiplied by the Contract Price in effect at the end of the Term, minus the Deferral Balance (i.e. Deferment Payment = (outstanding Deferred Tons * current Contract Price) – Deferral Balance).

Within *** of receiving the Deferment Payment, Smart Sand shall deliver to Buyer, in one or more shipments to be determined in Smart Sand’s sole discretion, the Deferred Tons. Buyer may, at its option, choose to not take delivery of some or all of the Deferred Tons; provided, however, that if Buyer chooses to not take delivery of such Products, Buyer shall not be entitled to any refund of any portion of the Deferment Payment or any portion of any Quarterly Prepayments paid to Smart Sand. Buyer’s choice to not take delivery shall be irrevocable and Buyer shall forfeit any title to or right to receive the Products that Buyer has chosen not to receive.

If Buyer purchases less than the Minimum Tons per Quarter in any quarter, as adjusted by application of Deferred Tons (the “Shortfall Amount”), Smart Sand shall have no obligation to deliver to Buyer all or any portion of any Shortfall Amount.

If there is a Shortfall Amount in any quarter, Smart Sand shall retain $*** per ton of the Quarterly Prepayment applicable to such Shortfall Amount (or be entitled to payment of $*** per ton of the Shortfall Amount in the event the applicable Quarterly Prepayment was not paid), which amount shall be non-refundable to Buyer and non-creditable toward future purchases (the “Nonrefundable Shortfall Payment”). So long as all Quarterly Prepayments have been (and continue to be) paid in full, Buyer shall receive a credit on future sand invoices equal to the Shortfall Amount multiplied by the difference between the applicable Base Price and the Nonrefundable Shortfall Payment (i.e. Credit = Shortfall Amount * (Base Price – Nonrefundable Shortfall Payment).

1.5    Buyer shall issue purchase orders to Smart Sand setting forth the quantities of Products, applicable prices, requested ship dates, destination of shipment and other details related to a specific order.

1.6    The terms and conditions of this Agreement are the controlling terms and conditions for the purchase of Products by Buyer. The printed terms and conditions of any purchase order, acknowledgment form, invoice or other business form of Buyer and Smart Sand shall not apply to any order. Buyer and Smart Sand agree that any purchase order issued by Buyer is for quantity and timing purposes only, and such purchase order does not amend the terms of this Agreement.

2.    Price and Payment Terms

2.1    The pricing for each of the Products for each Contract Year shall be as set forth on Appendix C attached hereto and incorporated by reference (“Contract Price”). The parties agree that all Products ordered by Buyer will be loaded onto Buyer supplied trucks and shipped as specified in the purchase order, provided, however, that (i) Buyer and Smart Sand shall coordinate in good faith on all freight scheduling mechanisms and timeframes, (ii) Buyer shall place orders in a reasonably consistent manner so as to avoid late month backlogs, (iii) all trucks supplied by Buyer will be set up to receive unpackaged Products, and (iv) delivery of the Products shall occur upon the transfer of Products into the applicable truck via a delivery chute at Smart Sand’s Van Hook Basin Facility, or such other facility as determined by Smart Sand in its sole discretion. Delivery will be, and all prices are quoted, DAT Smart Sand’s Van Hook Basin Facility, Incoterms 2010. The Contract Price shall be subject to adjustments implemented during the Term in accordance with the terms set forth in Appendix C.

2.2    Intentionally Omitted.

2.3    Subject to Section 2.7, commencing on the Commencement Date, and continuing on or about the first day of each quarter during the Term, Smart Sand will invoice Buyer for a prepayment equal to *** (a “Quarterly Prepayment”), which shall be paid by Buyer within *** after the date of each such invoice. The Quarterly Prepayment shall be payable regardless of whether Buyer purchases any Products during any quarter during the Term. Each Quarterly Prepayment shall be applied to the amount payable by Buyer for Products ordered in the applicable quarter for which such Quarterly Prepayment relates. If Buyer expects to purchase in excess of the Minimum Tons per Quarter in any quarter, Buyer may request Smart Sand to provide an invoice in excess of the Quarterly Prepayment based upon Buyer’s good faith estimate of its expected purchases during the quarter, and if Buyer purchases Products below the expected purchases covered by such increased prepayment, the Quarterly Prepayment in the immediately following quarter shall be credited by an amount equal to the difference between the amount prepaid in excess of the Quarterly Prepayment and the amount of such excess prepayment applied to purchases of Products during the quarter. For any Products purchased by Buyer that are not prepaid and for all other amounts due hereunder, Smart Sand shall invoice Buyer upon shipment of Products or upon the accrual of such other amounts due hereunder, and payment by Buyer shall be due and payable within *** after the date of such invoice. Notwithstanding the foregoing, Smart Sand reserves the right, exercisable in its sole discretion, to require payment by Buyer of the portion of the Contract Prices attributable to rail and shipping costs, fees, expenses and/or charges including, without limitation, transloading charges (including transloader related switching fees), diversion charges, demurrage charges, insurance costs, rail fuel surcharges, and delivery point switch fees, within *** after the date of invoice. Past due invoices are subject to a monthly service charge at a rate equal to *** per month or the maximum rate from time to time permitted by applicable law.

2.4    In the event Buyer does not timely pay any amounts due and payable hereunder, Smart Sand’s Credit Department may revoke credit approval at any time and require credit enhancements such as a prepayment or a letter of credit posted by Buyer to continue performing under this Agreement. Buyer shall reimburse Smart Sand for reasonable attorneys’ fees, court costs, and other expenses incurred by Smart Sand to collect any amounts due hereunder or enforce the terms and conditions stated herein.

2.5    Smart Sand shall comply with the invoicing requirements that are mutually agreed to in writing by Smart Sand and Buyer from time to time.

2.6    Buyer must use an electronic process for executing business transactions. In such a case, Smart Sand must: (i) provide contractual pricing information via an electronic catalog; (ii) accept purchase orders and present field tickets, bills of lading, and invoices via Buyer’s preferred web portal or transactional hub; and (iii) comply with such other requirements regarding such process as communicated in writing by Buyer to Smart Sand. Buyer reserves the right to modify the process at any time.

2.7    Smart Sand shall not submit an invoice for the first Quarterly Prepayment until at least *** after the date in which Smart Sand sends the Commencement Notice or Cure Notice, as applicable.

3.    Specifications

In the event Buyer desires to change the Specifications, a request for change shall be submitted to Smart Sand in writing. Smart Sand is free to accept or reject any requested changes to Specifications in its sole discretion and no change in Specifications shall be operative unless such changes are memorialized in a writing signed by Smart Sand. Smart Sand shall notify Buyer of any adjustment to the Contract Price resulting from the changes to the Specifications requested by Buyer. Buyer must agree to the adjustment to the Contract Price in writing prior to any changes to the Specifications.

4.     Delivery

4.1    The Products shall be delivered in accordance with Section 2.1 of this Agreement. Buyer shall not store any trucks at the Van Hook Basin Facility without Smart Sand’s prior written consent.

4.2    In the event that Smart Sand is unable to supply Buyer’s orders (which orders shall not exceed the Monthly Maximum and Excess Tons, if any, set forth in Section 1.3, and shall be made in compliance with Section 2.1) of up to the Minimum Tons per Year, Buyer shall have the right to purchase replacement Products (“Replacement Products”) from alternative sources (which amount of Replacement Products shall not exceed the amount of Products contained in such orders that Smart Sand is unable to supply) after receipt of notification from Smart Sand of Smart Sand’s failure or inability to supply. Except to the extent Smart Sand’s inability to supply is the result of an excusable delay set forth in Section 9: (i) all Replacement Products purchased by Buyer shall count towards meeting Buyer’s purchase obligations set forth in Section 1.1 above (subject to the Monthly Maximum and Excess Tons, if any, set forth in Section 1.3); (ii) Smart Sand shall refund that portion of the Quarterly Prepayment equal to the product of (A) the tons of Replacement Products purchased and (B) the then-applicable Contract Price; and (iii) if the Replacement Products are purchased by Buyer at a price that is higher than the then-applicable Contract Price, Smart Sand shall pay Buyer an amount equal to the difference between the Contract Price and the price of the Replacement Products (subject to the maximum dollar amount set forth in the immediately following sentence), which shall be paid by Smart Sand within *** of Buyer’s notification to Smart Sand of the amounts so owed. Notwithstanding the foregoing, in no event shall Smart Sand’s liability under subsection (iii) above exceed *** per ton of Replacement Products purchased by Buyer.

5.    Inspection

Smart Sand shall test the Products in accordance with the testing procedures set forth on Appendix D attached hereto and incorporated by reference for compliance with the Specifications. Smart Sand shall retain all testing records for a period of *** and shall, at Buyer’s request, supply to Buyer a copy of Smart Sand’s test sheets, certified by Smart Sand to be a true copy. Any inspection by Buyer shall be made at the point of railcar loading at Smart Sand’s Oakdale facility; provided, however, that Buyer may conduct a sieve analysis in accordance with industry standard procedures at the Van Hook Basin Facility. Buyer may, at its expense, have a representative at Smart Sand's Oakdale facility or Van Hook Basin Facility, as the case may be, for the purpose of such inspection and analysis. Smart Sand retains the right to test companion samples of any testing samples taken by Buyer for purposes of confirming the results of Buyer’s inspections, and Buyer shall provide to Smart Sand all test sheets and other testing records related to any Products that it rejects for noncompliance with the Specifications.

Buyer does not have the right to reject any Products that are in compliance with the Specifications, as determined by Smart Sand or Buyer, as the case may be, pursuant to their respective testing procedures, and Buyer agrees to pay Smart Sand in full for any Products that are wrongfully rejected by Buyer. Any use of any of Products (except for reasonable tests and inspection quantities) by Buyer, even if such Products do not comply with the Specifications, shall constitute an unqualified acceptance of such Products and a waiver by Buyer of all claims with respect thereto.

6.    Warranty

6.1    Smart Sand warrants to Buyer that Smart Sand shall have complied in all material respects with the testing procedures set forth on Appendix D with respect to each Product. Subject to Section 6.2, Smart Sand shall be responsible for replacing any Product that does not comply with Specifications.

6.2    Buyer acknowledges that Products may become damaged by improper handling after delivery to the rail carrier and Buyer shall pay one-half of the applicable Base Price for any Products used to replace such damaged Products.

6.3    THIS WARRANTY IS EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES. SMART SAND MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO ANY PRODUCTS.

7.    Term and Termination

7.1    This Agreement shall be effective on the Execution Date and shall expire at 11:59 p.m. the last day of Contract Year 4 (the “Term”), unless sooner terminated as provided herein.

7.2    (a)    Either party may terminate this Agreement, immediately upon written notice to the other party (i) if such other party is in material breach of any of its obligations under the Agreement and fails to cure such breach within thirty (30) business days (twenty (20) business days for any breach relating to the nonpayment of money) after written notice thereof to such other party, or (ii) if such other party is insolvent or makes any arrangement with its creditors generally, or has a receiver appointed for all or a substantial part of its business of properties, or an insolvency, bankruptcy or similar proceeding is brought by or against such other party and involving such other party which is not dismissed within sixty (60) business days of its institution, or if such other party goes into liquidation or otherwise ceases to function as a going concern.

(b)    Notwithstanding Section 7.2(a), in the event that Smart Sand fails to provide the Commencement Notice on or before March 15, 2018, or such Commencement Notice states that (i) the Van Hook Basin Facility will not be operational on or before April 1, 2018, or (ii) Smart Sand will not have on or before April 1, 2018 sufficient railcars available for the shipment of Products from its Oakdale facility to the Van Hook Basin Facility, Buyer may terminate this Agreement effective ***after providing written notice of such termination to Smart Sand; provided, however, that if Smart Sand provides written notice (the “Cure Notice”) to Buyer during such *** notice period that the Van Hook Basin is operational and/or Smart Sand has obtained sufficient railcars, as the case may be, such termination shall be deemed null and void and this Agreement shall continue in full force and effect, and the Commencement Date shall be automatically (and without further notice or consent of Smart Sand or Buyer) adjusted from April 1, 2018 to the date that the Cure Notice is sent to Buyer. The termination right set forth in this Section

7.2(b) shall be Buyer’s sole and exclusive remedy in the event that (1) Smart Sand fails to provide the Commencement Notice on or before March 15, 2018, or (2) on or before April 1, 2018, the Van Hook Basin Facility is not operational or Smart Sand does not have sufficient railcars available for the shipment of Products from its Oakdale facility to the Van Hook Basin Facility, in each case subject to cure as set forth in this Section 7.2(b). Except as set forth in Section 7.4(b), neither Smart Sand nor Buyer shall incur any penalty or have any liability whatsoever for termination pursuant to this Section 7.2(b).

(c) If an excusable delay set forth in Section 9 continues for a period of at least ***, then the party not claiming excusable delay may, at its option, immediately upon written notice to the other party, elect to terminate this Agreement.

(d) Either party may terminate this Agreement at any time and for any reason upon providing at least 90 days prior written notice to the other party.

(e) Notwithstanding Section7.2(a), if Buyer purchases in excess of *** of Replacement Products under Section 4.2 during the first half or the second half of any given Contract Year due solely to shipment delays caused by Smart Sand’s willful misconduct or gross negligence, then Buyer may, at its option, immediately upon written notice to Smart Sand, elect to terminate this Agreement. The termination right set forth in this Section 7.2(e) shall be Buyer’s sole and exclusive remedy with respect to the foregoing shipment delays. Except as set forth in Section 7.4(b), neither Smart Sand nor Buyer shall incur any penalty or have any liability whatsoever for termination pursuant to this Section 7.2(e).

(f) After Buyer has purchased (and paid for in full) at least *** under this Agreement, Buyer may terminate this Agreement at any time upon providing at least 30 days prior written notice to Smart Sand.

7.3    Subject to Section 7.4 below, in the event of termination of this Agreement as provided in Section 7.2, this Agreement shall immediately become void and there shall be no liability or obligation on the part of any party hereto; provided, that (i) any such termination shall not relieve any party from liability for any willful breach of this Agreement or any fraud, (ii) the provisions of this Section 7.3 (Effect of Termination) and Sections 1.4 (Deferrals), 2.3 (Payments), 2.4 (Credit/Collections), 7.3 (Survival), 7.4 (Termination Payments), 7.5 (Damages),, 8 (Confidentiality), 10 (Limitation of Liability), 12 (Notices), 13 (Resolution of Disputes), 15 (Taxes) and 16 (Miscellaneous) of this Agreement shall remain in full force and effect and survive any termination of this Agreement. Upon termination, Smart Sand shall have no further obligations to pay any costs for any Replacement Products.

7.4    Notwithstanding anything to the contrary in Section 7.3:

(a)     In the event Buyer terminates this Agreement pursuant to Section 7.2(a) or Section 7.2(f), Buyer shall pay to Smart Sand, within thirty (30) days of the effective date of termination, all amounts due and owing to Smart Sand for Products delivered by Smart Sand prior to the effective date of termination, all other amounts due and owing to Smart Sand under this Agreement (including without limitation all railcar usage and storage costs, taxes, transportation costs, rail charges, fuel surcharges, collection costs (including court costs and expenses related thereto), attorneys’ fees and expenses, and interest) and all other amounts payable by Buyer that have accrued but remain unpaid at the effective date of termination, net of any Quarterly Prepayments and other prepayments invoiced and paid during all Contract Years of the Term that have not been applied towards reducing the amount payable by Buyer for any Products;

(b)    In the event Buyer terminates this Agreement pursuant to Section 7.2(b) or Section 7.2(e), Buyer shall pay to Smart Sand, within thirty (30) days of the effective date of termination, all amounts due and owing to Smart Sand for Products delivered by Smart Sand prior to the effective date of termination, all other amounts due and owing to Smart Sand under this Agreement (including without limitation all railcar usage and storage costs, taxes, transportation costs, rail charges, fuel surcharges, collection costs (including court costs and expenses related thereto), attorneys’ fees and expenses, and interest) and all other amounts payable by Buyer that have accrued but remain unpaid at the effective date of termination.

(c)    In the event Buyer terminates this Agreement pursuant to Section 7.2(d), then Buyer shall pay to Smart Sand, within thirty (30) days of the effective date of termination, an amount equal to:

(i)
all amounts due and owing to Smart Sand, including without limitation, amounts due for Products delivered by Smart Sand prior to the effective date of termination, railcar usage and storage costs, taxes, transportation costs, rail charges, fuel surcharges, collection costs (including court costs and expenses related thereto), attorneys’ fees and expenses, interest, and all other amounts payable by Buyer that have accrued but remain unpaid at the effective date of termination; plus

(ii)	an amount equal to:

***

In the event Buyer has purchased an amount of Products under this Agreement during the period commencing on the Commencement Date and ending on the last day of the quarter in which the effective date of termination occurs (the “Purchase Period”) in excess of the aggregate amount of Products required to be purchased under this Agreement during the Purchase Period, then the amount set forth in Section 7.4(c)(ii)(D) shall be automatically reduced by an amount equal to $*** multiplied by the positive difference between the amount of Products purchased during the Purchase Period and *** .

(d)     In the event Smart Sand terminates this Agreement pursuant to Section 7.2(a), Buyer shall pay to Smart Sand, within thirty (30) days of the effective date of termination, an amount equal to:

(i)
all amounts due and owing to Smart Sand, including without limitation, amounts due for Products delivered by Smart Sand prior to the effective date of termination, railcar usage and storage costs, taxes, transportation costs, rail charges, fuel surcharges, collection costs (including court costs and expenses related thereto), attorneys’ fees and expenses, interest, and all other amounts payable by Buyer that have accrued but remain unpaid at the effective date of termination; plus

(ii)	an amount equal to:

***

In the event Buyer has purchased an amount of Products under this Agreement during the Purchase Period in excess of the aggregate amount of Products required to be purchased under this Agreement during the Purchase Period, then the amount set forth in Section 7.4(d)(ii)(D) shall be automatically reduced by an amount equal to $*** multiplied by the positive difference between the amount of Products purchased during the Purchase Period and ***

(e)     In the event that either party terminates this Agreement pursuant to Section 7.2(c), Buyer shall pay to Smart Sand, within thirty (30) days of the effective date of termination, all amounts due and owing to Smart Sand, including without limitation, amounts due for Products delivered by Smart Sand prior to the effective date of termination, railcar usage and storage costs, taxes, transportation costs, rail charges, fuel surcharges, collection costs (including court costs and expenses related thereto), attorneys’ fees and expenses, interest, and all other amounts payable by Buyer that have accrued but remain unpaid at the effective date of termination.

(f)     In the event Smart Sand terminates this Agreement pursuant to Section 7.2(d), Smart Sand shall pay to Buyer, within thirty (30) days of the effective date of termination, an amount equal to the difference between (i)

***

and

(ii) all amounts due and owing to Smart Sand under this Agreement (including without limitation all railcar usage and storage costs, taxes, transportation costs, rail charges, fuel surcharges, collection costs (including court costs and expenses related thereto), attorneys’ fees and expenses, and interest) and all other amounts payable by Buyer that have accrued but remain unpaid at the effective date of termination, net of any Quarterly Prepayments and other prepayments invoiced and paid during all Contract Years of the Term that have not been applied towards reducing the amount payable by Buyer for any Products; provided, however, that to the extent that the amount of Quarterly Prepayments and other prepayments invoiced and paid during all Contract Years of the Term that have not been applied towards reducing the amount payable by Buyer for any Products exceeds all other amounts due and owing to Smart Sand under this Section 7.4(f)(ii) (the “Excess Prepayment), then, in addition to paying the amount set forth in Section 7.4(f)(i), Smart Sand shall pay to Buyer the Excess Prepayment.

In the event Buyer has purchased an amount of Products under this Agreement during the Purchase Period in excess of the aggregate amount of Products required to be purchased under this Agreement during the Purchase Period, then the amount set forth in Section 7.4(f)(i)(D) shall be automatically reduced by an amount equal to $*** multiplied by the positive difference between the amount of Products purchased during the Purchase Period and ***

7.5    The parties agree that quantifying losses arising from termination of this Agreement are inherently difficult to measure and have therefore negotiated the provisions set forth above for the express purpose of avoiding any later disagreement regarding the quantum of damages. The parties further stipulate that the agreed mechanism for calculating damages is not a penalty, but rather a reasonable measure or forecast of damages based upon the parties’ experience in the frac sand industry and given the nature of the losses that may result from a breach or termination of this Agreement.

8.    Confidentiality

8.1    The parties acknowledge that either party may disclose (orally or in writing) to the other confidential and proprietary information relating to the Products or each party's business (together with the terms of this Agreement relating to product mix, pricing, volume, payments, and product specifications, the “Confidential Information”). Each party agrees that it will keep the Confidential Information of the other party disclosed to it in confidence by using at least the same degree of care to prevent unauthorized disclosure or use thereof as such party uses to protect its own confidential information of like nature, and that it will not use for its own benefit or disclose, directly or indirectly, any item of Confidential Information to any person, without the prior written consent of the disclosing party, except (i) only to those of the recipient’s affiliates, employees or advisors who need to know the same in the performance of their duties for the recipient in connection with this Agreement; or (ii) to comply with any law, rule, regulation, or legal or regulatory process (including without limitation in connection with any Securities and Exchange Commission (“SEC”) or stock exchange review process or filing requirements) applicable to such party; provided, that such party shall use reasonable best efforts to obtain confidential treatment from the SEC or any other court or governmental authority with respect to the disclosure of such Confidential Information. Notwithstanding the foregoing, (i) Buyer may disclose to each of its field services contractors certain information related to scheduling, product mix and forecasts solely relating to individual shipments so long as such contractor agrees to keep such information confidential in the manner described above and not use such information for its own benefit, it being understood that Buyer shall be liable to Smart Sand for any breach by any of Buyer’s contractors of such confidentiality obligations, and (ii) Smart Sand may, in its sole discretion, issue a press release upon entering into this Agreement, provided that such press release shall not contain any pricing or volume information contained herein.

8.2    The parties’ non-use and non-disclosure restrictions hereunder shall continue with respect to any item of Confidential Information until the earlier of the expiration of two (2) years following the termination of this Agreement for any reason, or until such item: (a) is or has become publicly available; or (b) was lawfully in the possession of, or known by, the recipient that was not under an obligation to keep it confidential; or (c) has been disclosed to the recipient by an unrelated third party, without an obligation to keep it confidential; or (d) has been independently developed by the recipient without regard to the Confidential Information.

9.    Excusable Delay

Neither party shall be liable for any delay or failure to perform to the extent caused by fire, flood, adverse weather conditions, explosion, war, riot, embargo, unavoidable delay in rail transportation, shortages in railcar availability (not caused by Smart Sand’s unwillingness to pay reasonable railcar acquisition charges), shortage of utilities, compliance with any laws, regulations, orders, acts or requirements from the government, civil or military authorities of which the party was unaware at the Execution Date, acts of God or the public enemy, or any act or event of any nature reasonably beyond such party’s control; provided, however, that, for the avoidance of doubt, a party’s failure to perform due to a general economic downturn, industry specific downturn, or any change in a party’s financial condition or results of operations not directly caused by any of the causes set forth in this sentence or any similar cause shall not constitute an excusable delay hereunder. In such circumstances, Buyer or Smart Sand may cancel the portion of any order subject to such delay by giving prompt written notice, provided that such cancellation shall apply only to that portion of the order effected by the foregoing circumstances and the balance of the order shall continue in full force and effect. If Smart Sand’s production capacity is impaired as a result of any of the foregoing circumstances, then (i) Smart Sand will allocate to Buyer a pro rata portion of Smart Sand’s total remaining capacity taking into account Smart Sand’s impaired production capacity, Buyer’s requirements pursuant to the forecast provided by Buyer in accordance with Section 1.2, and Smart Sand’s aggregate requirements for Products under purchase agreements with other customers, and (ii) the Minimum Tons per Year for the Contract Year(s) in which the event(s) of force majeure occur shall be reduced by an amount equal to the Minimum Tons Per Year divided by 365 multiplied by the number of days in the Contract Year that Smart Sand’s production capacity is impaired as a result of such event(s) of force majeure, less any Products sold by Smart Sand to Buyer during the force majeure period (i.e. Reduction = ((Minimum Tons per Year/365) * Force Majeure Period) – Products Sold).

10.    LIMITATION OF LIABILITY.

NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER, INCLUDING, WITHOUT LIMITATION, LOST GOODWILL, LOST PROFITS, WORK STOPPAGE OR IMPAIRMENT OF OTHER GOODS, AND WHETHER ARISING OUT OF BREACH OF ANY EXPRESS OR IMPLIED WARRANTY, BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE OR IF SUCH DAMAGE COULD HAVE BEEN REASONABLY FORESEEN.

11.    PRODUCT NOTIFICATION

WARNING! MATERIAL SOLD PURSUANT TO THIS AGREEMENT MAY CONTAIN FREE SILICA – IN SUCH CIRCUMSTANCES, SEE MATERIAL WARNINGS AND DO NOT BREATHE DUST OR USE FOR SANDBLASTING. IF YOU BREATHE FINE SILICA DUST POSSIBLY CONTAINED IN PRODUCTS YOU CAN SUFFER SEVERE, IRREVERSIBLE LUNG DAMAGE AND DEATH. SOME MEDICAL REPORTS STATE INHALATION OF SILICA DUST MAY CAUSE LUNG CANCER. MEDICAL REPORTS ALSO LINK BREATHING SILICA DUST TO CRIPPLING ARTHRITIS AND SKIN AND EYE IRRITATION. NEVER USE PRODUCTS CONTAINING SILICA DUST WITHOUT NIOSH/MSHA APPROVED RESPIRATORY PROTECTIVE EQUIPMENT.

Buyer acknowledges the above warning and assumes responsibility and shall be liable for communicating this warning and providing to its employees, contractors and/or agents any equipment necessary for their protection.

12.    Notice

Any notice or other communication hereunder shall be in writing and shall be deemed given and effective when delivered personally, by fax (and confirmed by certified or registered mail, postage prepaid, return receipt requested), or by overnight carrier, addressed to a party at its address stated below or to such other address as such party may designate by written notice to the other party in accordance with the provisions of this Section.

To Smart Sand:
Smart Sand, Inc.
1000 Floral Vale Boulevard, Suite 225
Yardley, Pennsylvania 19067
Attention: James D. Young
Facsimile: 215.295.7911
With a copy to:        Fox Rothschild LLP

997 Lenox Drive, 3rd Floor
Lawrenceville, New Jersey 08648
Attn: Vincent A. Vietti
Facsimile: 609.896.1469

To Buyer:        Hess Corporation
1501 McKinney Street
Houston, Texas 77010
                    Attn: Legal Department
Facsimile: 713.496.8034

    13.    Resolution of Disputes

13.1    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.2    It is the intent of the parties to exclude the application of the United Nations Convention on Contracts for the International Sale of Goods (1980). Nothing herein shall prohibit a party from availing itself of a court of competent jurisdiction for the purpose of injunctive relief. The parties acknowledge and agree that the respective parties may have available to them laws or remedies available under applicable local legislation; it is the intent of the parties to have the terms of this Agreement apply in every instance, including, without limitation, the choice of law and forum provisions and the respective parties agree not to avail themselves of such alternate local legislation or remedies available thereunder. The parties acknowledge that this is a fundamental foundation for the risk allocation undertaken in this Agreement and should this provision be breached it would deny the other party the full benefit of its risk allocation and the agreed pricing structure. Accordingly, should a party avail itself of local legislation that conflicts or negates the risk allocation contained in this Agreement, then such party shall be liable to the non-breaching party for all damages arising therefrom.

14.    Compliance with Law

14.1    Subject to the limitations of this Agreement, it is agreed that in the performance of this Agreement all matters shall be conducted in compliance in all material respects with any and all applicable federal, state, provincial and local (including tribal) laws, rules and regulations in the area(s) in which the matters are being conducted. Any performance obligation arising under this Agreement is contingent on the prior receipt of all necessary government authorizations. If either party is required to pay any fine or penalty, or is subject to a claim from the other party’s failure to comply with applicable laws, rules or regulations, the party failing to comply shall defend, indemnify and hold harmless the other party for all damages, fees and/or fines for such failure to comply to the extent of the indemnifying party’s allocable share of the failure to comply.

14.2    Notwithstanding anything to the contrary, neither party shall be required to take any action or be required to refrain from taking any action prohibited, penalized or required, as applicable, under the laws of the United States, including, without limitation, the U.S. antiboycott laws.

15.    Taxes.

15.1    Payment of Taxes. Smart Sand shall promptly and timely pay directly to the appropriate governmental authority all claims for taxes, levies, and assessments, together with any fines, penalties, interest, or other fees assessed in connection therewith, imposed on Smart Sand by any governmental authority (including any political subdivision thereof) having or claiming jurisdiction in the areas in which the Product is purchased or otherwise arising out of or in connection with Smart Sand’s performance under this Agreement, including corporate and/or personal income, withholding, sales, employment, property, social insurance, transfer, remittance, capital, net worth, stamp, business privilege, value added taxes, licenses, permits, or any other tax or levy on, or in connection with, operations, or transactions (collectively the “Taxes”).  Buyer shall advise Smart Sand if Buyer is exempt from sales, excise, use or compensating, and/or value added taxes that might otherwise be imposed on it in respect of the Product purchased under this Agreement and, in such event, shall provide any supporting certificate or other documentation that may be required by the applicable governmental authority to claim such exemption. If such exemption exists, Smart Sand shall not invoice, and Buyer shall not be obligated to pay for any such taxes. If Buyer is not exempt from such applicable sales, excise, use or compensating, and/or value added taxes, or similar tax that may be levied on it for purchase of Product under this Agreement: (i) Smart Sand shall document any such taxes and itemize them in the invoices to Buyer; (ii) Buyer will pay such amounts; and (iii) Smart Sand shall make the appropriate payments to the applicable taxing authority. Should Smart Sand fail to charge Buyer any applicable taxes or charges that Smart Sand is obligated to remit under law and the appropriate taxing authority subsequently requests and demands payment of same from Smart Sand, Buyer shall reimburse Smart Sand if a claim is made by Smart Sand against Buyer within one (1) year from the date such taxes or charges are paid by Smart Sand.  Smart Sand will provide Buyer with a receipt or sufficient secondary documentation evidencing remittance of said tax obligation on behalf of Buyer.

15.2 Wages. Smart Sand shall be responsible for and shall indemnify Buyer from and against any and all claims for payment of all wages, salaries, benefits, and other remuneration (including any redundancy payments), and for payment of all Taxes and contributions, including both employee and employer contributions, required by any governmental authority (including any political subdivision thereof) applicable to employees or other members of Smart Sand, including payment in compensation for an accident, injury, or occupational disease.

15.3 Submission of Reports. Smart Sand, at its sole cost and expense, shall timely submit all reports, and take all other actions necessary, to satisfy tax, accounting, and reporting requirements of any governmental authority (including any political subdivision thereof) having or claiming jurisdiction over the subject matter of this Agreement.

15.4 Withholding. Buyer shall, without Buyer incurring any additional liability to Smart Sand, withhold from any payment, as provided for in this Agreement, any Taxes or other government charges or levies in the percentage required under the provisions of any applicable laws in force and effect as of the time of payment.  The parties acknowledge and agree, however, that the amounts set forth hereto constitute the entire amount for which Buyer shall be held liable for the items detailed therein. The parties further acknowledge and agree that no payment due from Buyer to Smart Sand shall in any event be increased in order to cover any withholding, Taxes, government charge, levy, or other obligation of Smart Sand.  Failure by Buyer to withhold shall not relieve Smart Sand from its liability to pay such Taxes and charges. Buyer agrees to indemnify Smart Sand for all related fines, penalties, and interest thereon or levied on Buyer as a consequence of Buyer’s non-compliance or failure with its own statutory tax obligations. Buyer shall provide Smart Sand with all receipts in respect of any amounts so withheld.  If Smart Sand is exempt from withholding,

Smart Sand shall: (i) notify Buyer that such exemption is held and of any change to or cancellation of such exemption; and (ii) furnish Buyer with proper documentation evidencing such exemption or any other information that may be required to obtain such exemption.

15.5 Survival. This Section 15 shall survive termination, cancellation, or expiration of this Agreement.

16.    Miscellaneous.

16.1    This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior oral and written agreements and all contemporaneous oral negotiation, commitments and understandings of the parties. This Agreement may not be changed or amended except by a writing executed by both parties hereto.

16.2    No party may assign this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Smart Sand or Buyer, as the case may be, may assign or otherwise transfer this Agreement without Buyer’s or Smart Sand’s, as applicable, consent to (i) one of its affiliates, or (ii) any of its successors (including but not limited to the purchaser of substantially all of its assets), or (iii) any financial institution providing it financing; provided, further that any assignment pursuant to subsections (i), (ii) or (iii) above must be to a party having a substantially similar or better financial condition than the assigning party. Any prohibited assignment or attempted assignment without the other party’s prior written consent shall be void.

16.3    This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to that state’s conflicts of laws principles or choice of law rules. Any legal suit, action, or proceeding arising out of or based upon/relating to this Agreement or the transactions contemplated hereby shall be instituted in the federal courts of the United States of America or the courts of the State of Delaware in each case located in the City of Wilmington and County of New Castle, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such party's address set forth herein shall be effective service of process for any suit, action, or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action, or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

16.4    No delay or failure by either party to exercise or enforce at any time any right or provision of this Agreement shall be considered a waiver thereof or of such party’s right thereafter to exercise or enforce each and every right and provision of this Agreement. A waiver to be valid shall be in writing, but need not be supported by consideration. No single waiver shall constitute a continuing or subsequent waiver.

16.5    This Agreement may be executed in two or more counterparts and delivered via facsimile or pdf, each of which when executed shall be deemed to be an original, and all of which shall constitute one and the same agreement.

16.6    The headings herein are for reference purposes only and are not to be considered in construing this Agreement. This Agreement shall be interpreted and construed without regard to customary principles of interpretation and construction of legal instruments which construe ambiguities against the party causing an instrument to be drafted. For purposes of this Agreement, the neuter shall include the masculine and feminine, the masculine shall include the feminine, the feminine shall include the masculine, the singular shall include the plural, and the plural shall include the singular, as the context may require.

16.7    If any provision of this Agreement shall be held illegal, invalid or unenforceable, in whole or in part, such provision shall be modified to render it legal, valid and enforceable while to the fullest extent possible preserving the business and financial intent and impact of the original provision, and the legality, validity and enforceability of all other provisions of the Agreement shall not be affected thereby.

16.8    All exhibits and appendices attached to this Agreement are deemed to be a part of this Agreement and are incorporated herein by reference.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Smart Sand, Inc.                    Hess Corporation
(“Smart Sand”)                        (“Buyer”)

By:    /s/ John Young                    By:    /s/ Barry Biggs
Name:    John Young                    Name:     Barry Biggs
Title:     EVP                        Title:     VP Onshore Assets

By:    /s/ Steve Roberts
Name:    Steve Roberts
Title:    Directors - GSC Onshore

APPENDIX A
Specifications

As of the Execution Date the standards of ISO 13503-2 and API RP 19C are identical and as indicated below.

ISO 13503-2
Turbidity (NTU)	***
Kumbein Shape Factors:
Roundness	***
Sphericity	***
Clusters (%)	***
Sieve Analysis (conducted by Smart Sand at Oakdale Facility):
<0.1% of sample larger than first specified sieve size
% In Size ***	***
% In Size ***	***
% In Size ***	***
% In Size ***	***
<1.0% in pan
Sieve Analysis (conducted by Buyer at Van Hook Basin Facility):
<0.1% of sample larger than first specified sieve size
% In Size ***	***
% In Size ***	***
% In Size ***	***
% In Size ***	***
Solubility in 12/3 HCL/HF for 0.5 HR @150[o]F (% Weight Loss)	***
Crush Resistance (pounds per square inch)*
% In Size ***	***
% In Size ***	***
% In Size ***	***
% In Size ***	***
*All crush resistance testing shall be performed by Stim-Lab, Inc., or such other testing provider as mutually agreed to in writing by Smart Sand and Buyer.

APPENDIX B

Product Mix Parameters

Buyer acknowledges the need for a balanced Product sales mix output from Smart Sand’s facilities. Therefore, the following shall serve as a benchmark Product volume mix for each month during the Term.

The following product mix shall apply to this Agreement:

Product*	Product Mix (%)
***	***
***	***
Total	100%

*Upon providing at least *** prior written notice to Smart Sand (but no more than *** per Contract Year), Buyer may modify the product mix to include *** Products and increase the amount of *** Products; provided, however, that (i) the total amount of *** and *** mesh Products purchased in any month shall not exceed *** of the total Products purchased in such month, and (ii) the total amount of *** Products purchased in any month shall not exceed *** of the total Products purchased in such month. Subject to availability, as determined by Smart Sand in its sole discretion, Buyer may (a) further modify the product mix, and (b) in lieu of purchasing *** mesh Products, purchase *** mesh Products at the Contract Price set forth herein.

APPENDIX C

Product Pricing

“Contract Prices” consist of the sum of Base Prices (as defined below) and quarterly fuel surcharges / reductions, as set forth in (3) below. “Base Prices” consist of the sum of the Base (as defined below) and all WTI Spot Price escalators as set forth in paragraph (1)(A) below. The “Base” shall initially be $*** and includes all transportation and rail-related charges other than rail fuel surcharges, which will be reimbursed to Smart Sand by Buyer. The Base shall be adjusted as set forth in paragraphs (1)(B), (1)(C) and (2) below. Pricing for shipments each month shall be based on the Contract Prices in effect for the quarter in which such purchase occurs.

(1)    Base Prices:

(A)    The Base Prices shall be adjusted on the first day of Contract Year 1 and on the first day of each calendar quarter thereafter based upon the Average Cushing Oklahoma WTI Spot Prices per barrel as listed on WWW.EIA.DOE.GOV for the calendar quarter immediately preceding the date of adjustment (the “Oil Price Average”) ((Month 1 Average + Month 2 Average + Month 3 Average)/3=Oil Price Average) as follows:

Base Prices ($ / Ton) Based Upon Oil Price Average (per barrel)
Product	Less than $***	At least $*** and less than $***	At least $*** and less than $***	At least $*** and less than $***	At least $***
***	***	***	***	***	***

(B)    In addition to (and not in lieu of) the price adjustments set forth in paragraph (C) below, commencing at the beginning of Contract Year 3 and continuing at the beginning of each Contract Year during the remainder of the Term of the Agreement, the Base then in effect shall be increased annually at the beginning of each Contract Year by an amount equal to ***; provided, however, that no such adjustment shall (1) decrease the Base, or (2) increase the Base in excess of *** annually.

(C)    In addition to (and not in lieu of) the price adjustments set forth in paragraph (B) above, commencing at the beginning of Contract Year 3 and continuing for the remainder of the Term of the Agreement, the Base then in effect shall be increased by *** at the beginning of the Contract Year immediately following a Contract Year in which the Average Cushing Oklahoma WTI Spot Prices per barrel as listed on WWW.EIA.DOE.GOV for such Contract Year was at least $*** per barrel and less than or equal to $*** per barrel; provided, however, that the price increase set forth in this subsection (C) shall only occur once during the Term of the Agreement.

(2)    Rail Charges:

(A)    Rail charges assume that all Products are shipped in a unit train configuration. In the event Buyer requests that such Products be shipped via manifest, then Buyer shall pay to Smart Sand a higher rail charge, as reasonably determined by Smart Sand in its sole discretion. The Base includes the rail charge currently assessed by Smart Sand’s rail carrier for the shipment of Products (the “Base Rail Charge”). If the rail charge paid by Smart Sand to the rail carrier in connection with the shipment of Products hereunder exceeds the Base Rail Charge (such charge, the “Higher Rail Charge”), then the Base shall be adjusted upwards by an amount equal to the difference between the Higher Rail Charge per ton and the Base Rail Charge per ton.

(B)    If Buyer disputes in good faith Smart Sand’s determination of whether the Base should be increased due to a Higher Rail Charge, or the amount of any such increase, Buyer may request that the determination be referred to a nationally recognized public accounting firm that is not then providing audit or tax services to either party. The parties shall promptly agree in good faith upon the identity of such accounting firm. Smart Sand shall provide the accounting firm with all relevant information regarding rail charges assessed by Smart Sand’s rail carrier for the shipment of Products, which shall be confidential and shall not be shared with Buyer or any third parties. Buyer shall provide the accounting firm with the relevant information about its Product purchases. After reviewing such information, the accounting firm shall render its determination of whether Smart Sand may increase the Base and if so, what the appropriate increase shall be. Such accounting firm’s determination shall be conclusive, absent manifest error. The parties shall share equally the cost of the accounting firm’s services.

(3)    Fuel Surcharges/Reductions: Quarterly natural gas or propane surcharges or reductions, starting on the Execution Date, with details below:

Natural Gas Surcharge/Reduction: A natural gas surcharge or reduction will be applied as follows:
(i) a surcharge will be applied if the Henry Hub Average Natural Gas Price (ANGP) Spot Price as listed on WWW.EIA.DOE.GOV (https://www.eia.gov/dnay/ng/ng_pri_fut_s1_m.htm) for the preceding calendar quarter is above $*** per MMBTU (the “Natural Gas Surcharge Benchmark”) ((Month 1 Average + Month 2 Average + Month 3 Average)/3=ANGP), and shall be adjusted at the end of each calendar quarter for the duration of the Term of the Agreement. A surcharge of $*** per ton for every $*** per MMBTU increase above the Natural Gas Surcharge Benchmark for the ANGP for the preceding calendar quarter will apply to the Contract Prices for all Products.

(ii) a reduction will be applied if the Henry Hub Average Natural Gas Price (ANGP) Spot Price as listed on WWW.EIA.DOE.GOV (https://www.eia.gov/dnay/ng/ng_pri_fut_s1_m.htm) for the preceding calendar quarter is below $*** per MMBTU (the “Natural Gas Reduction Benchmark”) ((Month 1 Average + Month 2 Average + Month 3 Average)/3=ANGP), and shall be adjusted at the end of each calendar quarter for the duration of the Term of the Agreement. A reduction of $*** per ton for every $*** per MMBTU decrease below the Natural Gas Reduction Benchmark for the ANGP for the preceding calendar quarter will apply to the Contract Prices for all Products.

The foregoing calculations will be prorated, i.e., if the average of the monthly closes of ANGP for a prior quarter averages $*** per MMBTU, the surcharge will be $*** per ton for the following quarter.
As an example, if the average of the monthly closes of ANGP for January, February and March is $***, then $*** will be added to the applicable Contract Price for April, May and June. If the average of the monthly closes of ANGP for April, May and June is between $*** and $***, then $*** will be added to the applicable Contract Price for July, August and September. If the average of the monthly closes of ANGP for July, August and September is $***, then $*** will be deducted from the applicable Contract Price for October, November and December.
Propane Surcharge/Reduction: A propane surcharge or reduction will be applied as follows:
(i) a surcharge will be applied if the Average Quarterly Mont Belvieu, TX Propane Spot Price (AMBTX) as listed on WWW.EIA.GOV (http://www.eia.gov/dnav/pet/hist/LeafHandler.ashx?n=pet&s=eer_epllpa_pf4_y44mb_dpg&f=m) for the preceding calendar quarter is above $*** per gallon of Propane (the “Propane Surcharge Benchmark”) ((Month 1 Average + Month 2 Average + Month 3 Average)/3=AMBTX), and shall be adjusted at the end of each calendar quarter for the duration of the Term of the Agreement. A surcharge of $*** per ton for every $*** per gallon increase in the AMBTX above the Propane Surcharge Benchmark for the preceding calendar quarter will apply to the Contract Prices for all Products.

(i) a reduction will be applied if the Average Quarterly Mont Belvieu, TX Propane Spot Price (AMBTX) as listed on WWW.EIA.GOV (http://www.eia.gov/dnav/pet/hist/LeafHandler.ashx?n=pet&s=eer_epllpa_pf4_y44mb_dpg&f=m) for the preceding calendar quarter is below $*** per gallon of Propane (the “Propane Reduction Benchmark”) ((Month 1 Average + Month 2 Average + Month 3 Average)/3=AMBTX), and shall be adjusted at the end of each calendar quarter for the duration of the Term of the Agreement. A surcharge of $*** per ton for every $*** per gallon decrease in the AMBTX below the Propane Reduction Benchmark for the preceding calendar quarter will apply to the Contract Prices for all Products.
The calculation will be prorated, i.e., if the AMBTX for a prior quarter averages $*** per Gallon, the surcharge will be $*** per ton for the following quarter.
As an example, if the average of the monthly closes of AMBTX for January, February and March is $***/gallon, then $*** will be added to the applicable Contract Price for April, May and June. If the average of the monthly closes of AMBTX propane for April, May and June is between $***/gallon and $***/gallon, then $*** will be added to the applicable Contract Price for July, August and September. If the average of the monthly closes of AMBTX propane for July, August and September is $***/gallon, then $*** will be deducted from the applicable Contract Price for October, November and December.

APPENDIX D

Testing Procedures

This schedule provides an explanation of how Smart Sand will test its Products to confirm that they are compliant with the Specifications set forth in Appendix A. All testing shall be conducted during periods when Smart Sand’s facility is operational and not during down time. Testing shall be conducted at Smart Sand’s Oakdale facility on sand samples taken from the transfer area that leads to the storage silo(s). Smart Sand is not required to conduct any testing at the Van Hook Basin Facility.

The testing to be performed and its frequency, shall be as follows:

1. ***

2. ***

3. ***

4. ***

In addition, Smart Sand will test and provide a sieve analysis of every railcar and send a Certificate of Analysis for each railcar with the corresponding invoice.

Index of Defined Terms

Term    Section

Agreement    Preamble
Base    Appendix C
Base Prices    Appendix C
Base Rail Charge    Appendix C
Buyer    Preamble
Commencement Date    1.2
Commencement Notice    1.2
Confidential Information    8.1
Contract Prices    2.1
Contract Year    1.2
Cure Notice    7.2(b)
Deferment Payment    1.4
Deferral Balance    1.4
Deferred Tons    1.4
Determination Date    1.4
Excess Prepayment    7.4(f)
Excess Tons    1.3
Execution Date    Preamble
Higher Rail Charge    Appendix C
Minimum Tons per Quarter    1.1
Minimum Tons per Year    1.1
Monthly Maximum    1.3
Natural Gas Reduction Benchmark    Appendix C
Natural Gas Surcharge Benchmark    Appendix C
Nonrefundable Shortfall Payment    1.4
Oil Price Average    Appendix C
Product or Products    1.1
Propane Reduction Benchmark    Appendix C
Propane Surcharge Benchmark    Appendix C
Quarterly Prepayment    2.3
Replacement Products    4.2
SEC    8.1
Shortfall Amount    1.4
Smart Sand    Preamble
Specifications    1.1
Term    7.1
Unused Quarterly Prepayment    1.4
Van Hook Basin Facility    1.2